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                                                                   EXHIBIT 10.13


                        SETTLEMENT AND RELEASE AGREEMENT


     THIS SETTLEMENT AND RELEASE AGREEMENT is made and entered into as of the 31st day of July, 1999, by and between NewsReal, Inc. ("NewsReal"), located at 66 Canal; Center Plaza, Suite 700, Alexandria, VA 22314, and Peter McKee ("Mr. McKee"), residing at 36 Gladwish Road, Delmar, NY 12054-4420.

     WHEREAS, Mr. McKee is a holder of 199,100 shares (the "Shares") of NewsReal common stock, par value $.001 per share ("Common Stock"), and vested, time-based options to purchase 199,500 shares of NewsReal Common Stock (the "Options"), which Options were granted to Mr. McKee in October 1997 following the formation of NewsReal; and

     WHEREAS, Mr. McKee entered into an employment agreement with NewsReal dated December 11, 1997 (the "Employment Agreement"), pursuant to which Mr. McKee agreed to render certain services on behalf of NewsReal as Sr. Vice President of Business Development, in exchange for a payment to Mr. McKee by NewsReal of annual salary in the amount of $150,000 and for certain severance payments ("Severance Payments") in the event Mr. McKee is terminated without Cause or resigns for Good Reason, as those terms are defined in the Employment Agreement; and

     WHEREAS, Mr. McKee desires to resign from employment with NewsReal, effective July 31, 1999, on the terms and conditions set forth herein; and

     WHEREAS, the parties to this settlement and release agreement desire to settle any and all matters, claims and disputes between them without further disputes regarding Mr. McKee's ownership of the Shares and the Options during his employment with NewsReal and with respect to any Severance Payments and the rights and obligations arising under the Employment Agreement.

     NOW, THEREFORE, IN CONSIDERATION of the terms and conditions set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Mr. McKee agrees to voluntarily resign from his position as an officer and employee of NewsReal, effective July 31, 1999 (the "Termination Date"), as set forth in the resignation letter attached hereto. In connection with his resignation and subject to the terms and conditions of this settlement and release agreement, Mr. McKee agrees that his resignation was without "Good Reason" (as that term is defined in section 8 of the Employment Agreement) and hereby waives now and forever any claim he has or may have to any Severance Payments under the Employment Agreement, as further set forth in section 6 hereof. Except for the Options and as a result of his resignation hereunder, Mr. McKee acknowledges that he shall have no further ownership rights in any other unvested time-based or performance-based options to purchase NewsReal Common Stock or in any other equity issued by or on behalf of NewsReal on or before the date of this settlement and release.

2. Subject to the terms and conditions of the Shareholders Agreement dated December 11, 1997 and the Rights Agreement dated April 21, 1999, among NewsReal, Mr. McKee and certain other shareholders of NewsReal (which agreements shall remain in full force and effect and shall not be compromised or affected in any way by this settlement and release), Mr. McKee is hereby permitted to continue owning the Shares during and after the Extended Exercise Period (as defined in section 3 below) and the Options during the Extended Exercise Period without being required to sell or transfer any such Shares or Options under the "book value" repurchase provisions of sections IV(a)(l)(ii) and


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IV(c)(ii) of the Amended and Restated Subscription Agreement between Mr. McKee and NewsReal dated December 11, 1997 (the "Subscription Agreement"). To that end, NewsReal hereby waives such repurchase rights under the Subscription Agreement, so long as Mr. McKee does not violate or has not violated the non-competition/non-circumvention and confidentiality provisions of sections 5 and 6 of the Employment Agreement, which provisions shall survive the termination of the Employment Agreement as set forth in section 5 below.


3. NewsReal shall take any and all actions necessary to extend the exercise period on the Options (the "Extended Exercise Period") until 5:00 p.m. (Washington, D.C. time) on January 31, 2001.

4. Immediately following the closing of NewsReal's next round of private equity financing, NewsReal shall pay Mr. McKee deferred compensation in the amount of $5,625.00, which amount NewsReal acknowledges Mr. McKee previously loaned to NewsReal and is currently due and payable to Mr. McKee.

5. Mr. McKee will continue to be bound by the non-competition/ non-circumvention and non-disclosure provisions of sections 5 and 6 of the Employment Agreement for the required period following the Termination Date. In connection therewith, NewsReal does not deem your employment with Busybox.com in itself to be in violation of such non-competition provisions; provided, however, NewsReal reserves the right to allege a violation of such non-competition and non-disclosure provisions in the event Mr. McKee's activities on behalf of Busybox.com or any other party are in direct competition with NewsReal's business activities and further reserves all other rights and privileges granted under the Employment Agreement in connection with remedies for violation of such non-competition and non-disclosure provisions.

6. Mr. McKee for himself, his successors and assigns, agents and servants, hereby releases, acquits and forever discharges NewsReal, its successors and assigns, and its former and present officers, directors, stockholders, agents, servants, independent contractors and employees, from any and all manner of action or actions, suits, claims, demands, judgments, letters or execution, whether direct, indirect or derivative, liquidated or unliquidated, fixed or contingent, which he, his successors and assigns, agents and servants ever had, have or ever may have, can, shall or claim to have, relating to the ownership of the Shares or the Options on or prior to the Termination Date, the obligation to make any Severance Payments under the Employment Agreement or the rights or obligations arising from or out of the Employment Agreement. Mr. McKee further covenants and agrees that he will not voluntarily participate, either directly as a plaintiff or complainant or indirectly as a witness or otherwise, in any action, whether in law or in equity, against NewsReal, its former or present officers, directors, stockholders, agents, servants, independent contractors, employees, successors and assigns, in connection with any matter arising from or out of his ownership of the Shares or the Options for events occurring during his employment with the Company and the Extended Exercise Period or relating to the Employment Agreement or any Severance Payments arising thereunder, unless otherwise required by law. Mr. McKee agrees to indemnify and hold NewsReal, its former or present officers, directors, stockholders, agents, servants, independent contractors, employees, successors and assigns harmless from and against any and all liability or causes of action that arise out of the matters for which this release is being granted.

7. Except as provided in section 5 above, NewsReal, for itself, its successors and assigns, agents and servants, hereby releases, acquits and forever discharges Mr. McKee, his successors and assigns from any and all manner of action or actions, suits, claims, demands, judgments, letters or execution, whether direct, indirect or derivative, liquidated or unliquidated, fixed or contingent, which NewsReal,



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its successors and assigns, agents and servants ever had, have or ever may have, can, shall or claim to have, relating to Mr. McKee's ownership of the Shares and the Options prior to the Termination Date and matters arising out of Mr. McKee's employment with the Company. Except as provided in section 5 above, NewsReal further covenants and agrees that it will not voluntarily participate, either directly as a plaintiff or complainant or otherwise, in any action, whether in law or in equity, against Mr. McKee, his successors and assigns, in connection with his ownership of the Shares or the Options or relating to the Employment Agreement. NewsReal agrees to indemnify and hold Mr. McKee, his successors and assigns harmless from and against any and all liability or causes of action that arise out of matters for which this release is being granted.

8. This settlement and release is in full and final compromise, settlement and satisfaction of all claims by each party against the other party in connection with the matters covered by the release, and the payment and acceptance of the consideration herein before recited does not constitute and shall not be construed as an admission of liability by either party, or the waiver by either party of its other rights and obligations, which rights and obligations shall remain in full force and effect.

9. The terms and conditions of this settlement and release and the circumstances surrounding Mr. McKee's employment with and resignation from NewsReal, his ownership of the Shares and the Options and the terms and conditions of the Employment Agreement, the Shareholders Agreement, the Rights Agreement and all other documents executed by Mr. McKee in connection with such matters shall be kept confidential by Mr. McKee and NewsReal, and shall not be voluntarily disclosed by either party to any other person, business, firm, partnership, joint venture, or corporation, or its officers, directors, stockholders, partners, agents, venturers, representatives, servants, independent contractors or employees, or to any agency, employee or representative of the federal, state or District of Columbia government or any other government without the prior written consent of the other party to this release. The damages for breach by either party of the confidentiality provisions in this section will cause irreparable harm to the other party and are difficult to ascertain and, therefore, either party shall be permitted to exercise any right or assert the existence of any remedy which he or it may have for the breach of such confidentiality provisions, including, without limitation, obtaining permanent injunctive or equitable relief for any such breach.

10. This settlement and release agreement reflects the entire agreement between the parties, and that its terms are contractual and not merely recitals.

11. The laws of the Commonwealth of Virginia shall govern this settlement and release agreement, and any provision of this settlement and release which is ruled invalid under the laws of the Commonwealth of Virginia shall be invalid only with respect to that provision, without invalidating the remaining provisions of this settlement and release. The parties expressly consent and agree to be subject to the exclusive jurisdiction of the courts of the Commonwealth of Virginia in connection with any dispute arising out of this settlement and release agreement.

12. Mr. McKee has read and understands the terms and conditions of this settlement and release, and has reviewed the terms or has had the opportunity to review the terms of this settlement and release with his attorney.

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     IN WITNESS WHEREOF, the undersigned have executed this settlement and release as of the date first written above.


NEWSREAL, INC.



By: /s/ David C. Hoppman
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David C. Hoppman, President & Chief Executive Officer



/s/ Peter McKee
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Peter McKee




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                                  PETER MCKEE
                                36 GLADWISH ROAD
                             DELMAR, NY 12054-4420



                                 July 31, 1999


To the Board of Directors of NewsReal, Inc.:


Gentlemen:


     I hereby resign as an officer of NewsReal, Inc., effective July 31, 1999.



                                   Sincerely,



                                   /s/ Peter McKee


                                   Peter McKee